Exhibit 99.1

November 5, 2007

Cardtrend Completes Acquisition of Uplink Hong Kong and Establishes China Management Team

Adds to its Base for China Operations

HONG KONG- November 5, 2007 -- Cardtrend International Inc. (“Cardtrend”) (Other OTC:CDTR.PK), today announced that it has completed the purchase of all the shares of Global Uplink Ltd. (“Global Uplink HK”), a Hong Kong based company. The consideration for the purchase of Global Uplink HK was paid in cash, totaling HK$500,000 (approximately US$65,000).

This transaction complements the acquisition of the business operations of Global Uplink China announced last week and enhances Cardtrend’s ability to service clients in the Greater China region, including financial institutions and multi-national corporations operating in China, Hong Kong and Macau.

Cardtrend has added four key executives from the Global Uplink organization who will form the core of Cardtrend’s management team based in Greater China.

Chen Yu Hua, the Founder and principal shareholder of Global Uplink becomes Cardtrend’s Chief Officer for the Greater China Region, while three other Global Uplink executives assume key roles in business development, operations and financial control. All four executives have signed five-year employment contracts which in addition to salary and stock option packages also provide for sign-on bonuses totaling 10 million restricted shares. The employment contracts require completion of the full five year term in order for the sign-on bonuses to be fully earned, failing which shares must be surrendered according to a predetermined formula.

Mr. Chen, in referring to his vision for the future of Cardtrend in China said: “we have worked closely with Cardtrend over the past year to plan for the future. I am confident that Cardtrend now has in place the organizational and managerial foundations to develop a much expanded network of clients and partners in China. We expect to show significant progress in 2008 and beyond.”

ABOUT CARDTREND INTERNATIONAL INC.

Cardtrend International Inc. (“Cardtrend”) is a US public company with executive offices in Hong Kong. Its business activities are focused on the payments and loyalty-rewards industries in China and throughout Asia. Through its subsidiaries, Cardtrend operates in multiple locations across Asia. In line with its long-term growth strategy, Cardtrend is organized into three synergistic business units: Cards Business, Prepaid Business and Processing Business. For more information please visit Cardtrend’s corporate website (www.cardtrend.com).

Contact:
Cardtrend International Inc.
(866) 877-2729
ir@cardtrend.com